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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in this Registration Statement on Form N-1A of our report dated April 25, 2005, relating to the statement of assets and liabilities of Reserve Yield Plus Fund (the sole portfolio constituting Reserve Short-Term Investment Trust), which appears in such Registration Statement. We also consent to the references to us under the headings "Other Service Providers - Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

New York, NY
May 6, 2005